Exhibit 5.2

Our ref                           PGH/701859-000001/41656271v1

CIFC Corp.

1251 Avenue of the Americas

6th Floor

New York, NY 10020

7 June 2016

Dear Sirs

CIFC Master Fund LP

We have acted as counsel as to Cayman Islands law to CIFC Master Fund LP (the “Partnership”), a Cayman Islands exempted limited partnership, and to CIFC Holdings II Sub LLC, a foreign company established in the State of Delaware and registered as a foreign company in the Cayman Islands, in its capacity as general partner to the Partnership (the “General Partner”), in connection with the Partnership’s entry into of the Transaction Documents (as defined below).

The Partnership is an affiliate of CIFC Corp., a Delaware corporation (the “Corporation”), who has offered to exchange $40,000,000 aggregate principal amount of its 8.50% Senior Notes due 2025 (the “New Notes”), guaranteed by, inter alios, the Partnership (the “New Guarantee” and, together with the New Notes, the “New Securities”), for any and all of its outstanding 8.50% Senior Notes due 2025 (the “Old Notes”), guaranteed by, inter alios, the Partnership (the “Old Guarantee” and, together with the Old Notes, the “Old Securities”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on or about the date hereof (the “Exchange Offer”).

The Old Securities were issued and the New Securities are to be issued under an Indenture dated as of November 2, 2015 amongst, inter alios, the Corporation, the Partnership (as a guarantor) and U.S. Bank National Association, as Trustee, as may be supplemented from time to time (the “Indenture”).

This opinion is being furnished to the Corporation in connection with the requirements of Items 601(b)(5) and 601(b)(8) of Regulation S-K under the Securities Act.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of registration dated 30 December 2015 of the General Partner as a foreign company under Part IX of the Companies Law (2013 Revision).

1.2                               The certificate of registration of the Partnership as an exempted limited partnership under section 9 of the Exempted Limited Partnership Law, 2014 (the “Law”) dated 23 February 2015.

1.3                               The statement signed on behalf of CIFC Capital HF LLC as the original general partner to the Partnership pursuant to section 9(1) of the Law and the statements filed under section 10 of the Law relating to the Partnership.

1.4                               The partnership records of the Partnership maintained at its registered office in the Cayman Islands.

1.5                               The initial exempted limited partnership agreement of the Partnership dated 23 February 2015 as amended and restated by the amended and restated limited partnership agreement dated 31 December 2015 between, inter alios, the General Partner and each of the limited partners named therein (the “Limited Partners”) (the “Partnership Agreement”).

1.6                               A certificate of the General Partner, a copy of which is attached to this opinion letter (the “General Partner’s Certificate”).

1.7                               The Indenture, to which the Partnership is a party as a guarantor.

1.8                               The Registration Rights Agreement, dated as of November 2, 2015 by and among, inter alios, CIFC Corp., the Partnership and Sandler O’Neill & Partners, L.P. (the “Registration Rights Agreement” and together with the Indenture, the “Transaction Documents”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the General Partner’s Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               The existence and good standing of the General Partner as a limited liability company formed under the laws of the State of Delaware and the due authorisation, execution and unconditional delivery of (i) the Partnership Agreement by the General Partner; and (ii) the Transaction Documents by an authorised signatory of CIFC Capital HF LLC as the original general partner to the Partnership for and on behalf of the Partnership, in each case as a matter of the laws of the State of Delaware and all other relevant laws (other than the laws of the Cayman Islands).

2.2                               The Partnership Agreement and the Transaction Documents have been authorised and duly executed and unconditionally delivered by an authorised signatory for and on behalf of CIFC Capital HF LLC, as the original general partner to the Partnership, and/or the General Partner (as applicable) acting in its capacity as general partner of the Partnership and by or on behalf of all other relevant parties in accordance with all relevant laws (other than, with respect to the Partnership, the laws of the Cayman Islands).

2.3                               The Partnership Agreement and the Transaction Documents have not been amended, varied, waived or supplemented.

2.4                               The Transaction Documents are, or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Partnership, the laws of the Cayman Islands).

2.5                               The choice of the Relevant Law as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the “Relevant Jurisdiction”) and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.6                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.7                               All signatures, initials and seals are genuine.

2.8                               Each party has the capacity, power, authority and legal right under all relevant laws (other than, with respect to the General Partner and the Partnership, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Partnership Agreement and the Transaction Documents.

2.9                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Partnership or the General Partner prohibiting or restricting each of them from entering into and performing their obligations under the Transaction Documents.

2.10                        Neither CIFC Capital HF LLC, as the original general partner to the Partnership, or the General Partner has entered into any mortgages or charges over the property or accounts of the Partnership other than as contemplated by the Transaction Documents.

2.11                        No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2014 Revision) and the Terrorism Law (2015 Revision), respectively).

2.12                        At all times the affairs of each of the General Partner and the Partnership have been conducted in accordance with the Partnership Agreement.

2.13                        There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the Relevant Law or the laws of the jurisdictions in which the General Partner and the Limited Partners are registered or incorporated or established.

3                                         Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that when the New Securities have been duly authorised, executed and delivered by the Corporation and the Partnership, as applicable, in exchange for the Old Securities in accordance with the terms of the Indenture, the Exchange Offer, the Securities Act and all other relevant laws (other than the laws of the Cayman Islands), the New Guarantee will constitute the legal, valid and binding obligation of the Partnership under the Indenture enforceable in accordance with its terms.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               The obligations assumed by the Partnership under the Transaction Documents will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Partnership becomes insolvent or the partners are made subject to an insolvency proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Partnership determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    any provision in a Transaction Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Transaction Document (a “third party”) is unenforceable against that third party.  Any provision in a Transaction Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Transaction Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands); and

(k)                                 we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions.

4.2                               Applicable court fees will be payable in respect of the enforcement of the Transaction Documents.

4.3                               Cayman Islands stamp duty may be payable if the original Transaction Documents are brought to or executed in the Cayman Islands.

4.4                               Notwithstanding registration, an exempted limited partnership is not a separate legal person distinct from its partners.  An exempted limited partnership must act through its general partner and all agreements and contracts must be entered into by or on behalf of the general partner (or any agent or delegate of the general partner) on behalf of the exempted limited partnership.  References in this opinion to the “Partnership” taking any action (including executing any agreements) should be construed accordingly.

4.5                               The Partnership is not required to maintain a register of security interests in respect of any security interests created by the Partnership under the Transaction Documents.  We are not qualified to advise as to whether the General Partner must make any registrations in its jurisdiction of incorporation, establishment or formation in respect of any security interests created by the Partnership under the Transaction Documents.

4.6                               To maintain the General Partner and the Partnership in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies and the Registrar of Exempted Limited Partnerships within the time frame prescribed by law.

4.7                               Under the laws of the Cayman Islands any term of a Transaction Document which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the relevant Transaction Document.

4.8                               The obligations of the General Partner or the Partnership may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.9                               In the case of an exempted limited partnership formed under the Law the general partner(s) are liable for partnership debts (i.e. debts validly contracted by them on behalf of the partnership) to the extent the partnership assets are insufficient to meet those debts, and the liability of the limited partners is limited to the extent provided in the Law.  The general partner(s) of an exempted limited partnership (or any agent or delegate of the general partner(s)) enter into all agreements and contracts on behalf of the exempted limited partnership under general legal principles of agency as modified by the terms of the partnership agreement, the Law and the Partnership Law (2013 Revision).  Under the terms of the Law, any right or property of the exempted limited partnership which is conveyed to or vested in or held either:

(a)                                 on behalf of any one or more of the general partners; or

(b)                                 in the name of the exempted limited partnership,

is an asset of the exempted limited partnership held upon trust in accordance with the terms of the Law.

4.10                        A certificate, determination, calculation or designation of any party to the Partnership Agreement or the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.11                        In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice.  Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.12                        We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Documents and enforce the remainder of the Transaction Documents or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Documents in this regard.

4.13                        We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non Cayman Islands) statutes (including the Securities Act), rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents (including for this purpose, the Registration Statement).

4.14                        Legal proceedings against an exempted limited partnership may be instituted against any one or more of the general partner(s) and no limited partner shall be a party to or named in such proceedings unless the Grand Court of the Cayman Islands considers it just and equitable to join in or otherwise institute proceedings against any one or more of the limited partners who may be liable in the circumstances contemplated in section 20(1) or section 34(1) of the Law.

We express no opinion as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement other than as expressly stated herein.

We express no view as to the commercial terms of the Transaction Documents or the Exchange Offer or whether such terms represent the intentions of the parties, and make no comment with regard to warranties or representations which may be made therein or with respect thereto.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent, except as required by law; provided that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder